                                                                      EXHIBIT 99

SIGNATURE RESORTS COMPLETES $140 MILLION RULE 144A SENIOR NOTE OFFERING

     SAN MATEO, Calif., April 15 /PRNewswire/ -- Signature Resorts, Inc. (NYSE: OWN) today completed its offering of $140,000,000 principal amount of its 9.25% Senior Notes due 2006, at 100% of their principal amount. Signature increased the offering from its originally announced size of $125,000,000 principal amount.

     The initial purchasers offered the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes initially have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

     Signature Resorts, Inc. is the world's largest owner and operator of vacation ownership resorts. Signature currently has 81 resort locations in 8 North American and European countries with approximately 200,000 owner families. Through its Marc Hotels & Resorts subsidiary, Signature manages units at an additional 22 resorts in Hawaii.

SOURCE  Signature Resorts, Inc.
     /CONTACT: Michael A. Depatie, Chief Financial Officer, or Dewey W. Chambers, Treasurer of Signature Resorts, Inc., 650-312-7171/
     (OWN)